EXHIBIT 10-34

FirstEnergy Solutions Corp.

FERC Electric Tariff, First Revised Volume No.1

Revised Service Agreement No.4

REVISED POWER SUPPLY AGREEMENT

Between FirstEnergy Solutions Corp., Seller

And the FirstEnergy Operating Companies, Buyer

This Revised Power Supply Agreement (“Agreement”) dated December 8, 2006, is made by and between FirstEnergy Solutions Corp. (“SOLUTIONS” or “Seller”), and the following FirstEnergy Operating Companies: The Cleveland Electric Illuminating Company, Ohio Edison Company, and The Toledo Edison Company (collectively referred to as “FEOCs” or “Buyer”). SOLUTIONS and FEOCs may be identified collectively as “Parties” or individually as a “Party.” This Agreement is entered into in connection with Ohio electric restructuring and the Ohio rate plan approved by the Public Utilities Commission of Ohio (“PUCO”) in Case No. 03-2144-EL-ATA, et al., as modified in Case No. 05-704-EL-ATA, et al.,(hereinafter, “Ohio Rate Stabilization Plan”). This Agreement complies with the terms and conditions as set forth in the Certified Uncontested Settlement Agreement approved by FERC via letter order on December 8, 2006 in FirstEnergy Solutions Corp., Docket No. ER06-117-000.

WHEREAS, Seller has purchased: all of the electric output of nuclear generating units of its subsidiary, FirstEnergy Nuclear Generation Corp. (including the electric output of nuclear generating units owned by others that is purchased by FirstEnergy Nuclear Generation Corp.); all of the electric output of fossil and pumped storage generating facilities owned, operated, leased or controlled by its subsidiary, FirstEnergy Generation Corp.; and power from unaffiliated companies (collectively referred to as “Generating Resources”); and

WHEREAS, This Agreement is the full and final expression of the intent of the Parties with respect to the subject matter herein; this Agreement supersedes the prior Power Supply Agreement between the Parties hereto entered into on October 31, 2005; and

WHEREAS, Seller is engaged, inter alia, in the business of generating, purchasing, and selling Power at wholesale and retail; and

WHEREAS, Buyer is responsible for obtaining and delivering sufficient Capacity and Energy, necessary to meet its Provider of Last Resort obligations under Ohio law, as well as other power supply obligations incurred by law, contract or tariff;

WHEREAS, Buyer desires to obtain from Seller sufficient Power to satisfy its Power Supply Requirements to Ohio customers under the rates, terms and conditions set forth herein;

It is agreed as follows:

Issued by: Guy Pipitone, President	Effective Date:
Issued: December 8, 2006	January 1, 2006

I.	TERM
A.	The sale and purchase of Power pursuant to this Agreement shall begin on January 1, 2006, and unless terminated as provided below, shall remain in effect through December 31, 2008.
B.

This Agreement may be terminated at the sole option of Seller with sixty days notice to become effective upon: 1) the implementation of a winning bid for Provider of Last Resort service resulting from the auction process established pursuant to the Ohio Rate Stabilization Plan approved in PUCO Case No. 03-2144-EL-ATA, et al, and any subsequent modifications or proceedings related thereto (“Ohio Auction”); or 2) termination of the Ohio Rate Stabilization Plan. Such termination relieves Seller of any obligation to supply Power under this Agreement.

C.

In the event the FERC makes material changes in the price, terms or conditions of the sale under this Agreement that adversely impact the Seller or Buyer, the Party adversely affected may terminate this Agreement upon sixty days notice to the other Party.

D.	This Agreement may be terminated at any time by mutual agreement of the Parties.
II.	SALE AND PURCHASE OF CAPACITY AND ENERGY
A.

Seller shall make available to Buyer Capacity and Energy sufficient to satisfy Buyer’s Power Supply Requirements. Seller shall make such firm Capacity and Energy available at the Delivery Points. Capacity and Energy supplied shall be sixty-hertz, three phase alternating current. The Power Supply Requirements will be provided in accordance with Good Utility Practice, and where applicable, the provisions of the OATT of the Transmission Provider or any superseding tariff. The Capacity and Energy provided by Seller will comply with all requirements for Network Resources under the Transmission Provider’s OATT and Buyer’s Network Transmission Agreements with Transmission Provider.

B.

Except as provided in Section I, Buyer will purchase its full Power Supply Requirements from Seller during the term of this Agreement. Buyer will pay for the Power Supply Requirements in accordance with Section IV of this Agreement. Buyer is responsible for all Network Transmission Service, Ancillary Services, congestion charges, marginal transmission losses, and such other services and administrative charges as are required and imposed by the Transmission Provider OATT on the Buyer as a Load Serving Entity for the delivery of Capacity and Energy at and from the Delivery Points under this Agreement.

C.

Seller may purchase Power from third parties in the Spot Market as necessary to satisfy its obligations under this Agreement. Buyer will pay for only the portion of this Power specified in Section IV of this Agreement.

D.	If Seller’s credit is adversely impacted during the term of this Agreement, Buyer agrees to allow Seller to acquire purchased Power as agent for the Buyer as reasonably necessary to minimize supply costs under this Agreement. Buyer will pay all of the costs associated with acquiring this Power, but Seller will not charge Buyer any broker fee for performing this service.

III.	SCHEDULING AND SYSTEM PLANNING
A.

On or before November 1, 2005 and on November 1 of each subsequent year during the term of this Agreement, Buyer will inform Seller of its initial annual Capacity and Energy forecast for the next calendar year. Such initial annual forecast shall include Buyer’s Power Supply Requirements for the year, by month. Based on Buyer’s initial annual forecast, as well as other information that may be communicated between Buyer and Seller as necessary and appropriate for system planning, Seller shall procure the necessary Generation Resources and develop forecasts of Buyer’s Power Supply Requirements on a weekly, daily and hourly basis, and shall periodically update such forecasts to reflect current circumstances.

B.

Buyer shall update its annual forecast of Capacity and Energy for any change or expected change in its Power Supply Requirements that would materially affect the annual forecast provided to Seller. Buyer shall provide the updated forecast to Seller for any full month(s) remaining in the calendar year within thirty days of becoming aware of the change or expected change in its Power Supply Requirements.

C.

Buyer is responsible for scheduling delivery of its Power Supply Requirements with Transmission Provider in accordance with the OATT. Buyer will simultaneously furnish its schedule to Seller and Transmission Provider. Seller will supply Capacity and Energy to Buyer in accordance with the schedule provided to Transmission Provider. Buyer and Seller acknowledge that Buyer’s Power Supply Requirements may vary from the schedule provided to Transmission Provider. Buyer agrees that it is responsible for payment of any Transmission Provider charges incurred when actual Power Supply Requirements differ from the schedule provided. Seller shall be responsible for payment of any Transmission Provider charges incurred by its failure to deliver the scheduled amount of Capacity and Energy.

D.

Seller agrees to operate its Generating Resources in accordance with Good Utility Practice, including, but not limited to the efficient and economic dispatch of the Generating Resources. Seller will schedule sufficient Generating Resources and economic purchased power to supply Buyer’s Power Supply Requirements in accordance with Buyer’s delivery schedule and the Transmission Provider OATT.

E.

Load Management. To minimize supply risk to the Seller hereunder, Buyer agrees to enforce its applicable Retail Tariffs, Special Contracts, and federal tariffs and wholesale contracts, including, but not limited to, those tariffs or contracts that provide for curtailment or interruption of electric service, real time pricing, or other load management devices (hereinafter “Interruptible Load”). At Buyer’s request, Seller will provide estimates of the Spot Market price of Energy in sufficient detail for Buyer to implement and administer its tariffs and contracts with retail customers. Any such data furnished to Buyer shall be treated as Confidential Information.

F.

Buyer and Seller agree to cooperate in fulfilling their respective obligations to the Transmission Provider, NERC, regional reliability council, Electric Reliability Organization, Regional Entity or Government Authority related to service provided under this Agreement

IV.	PRICE

Seller shall charge, and Buyer shall pay, for Buyer’s Power Supply Requirements the sum of the following charges. The method for calculating this amount is set forth in Exhibit B.

A.	Capacity and Energy Charges for Customers Served Under Buyer’s Retail Tariffs

Buyer shall pay Seller an amount up to, but not exceeding, the amount that Buyer bills its retail customers taking Capacity and Energy from Buyer as the generation charge, Rate Stabilization Charge, and Fuel Recovery Mechanism under the Buyer’s Retail Tariffs as approved by the Public Utilities Commission of Ohio (the “PUCO”), plus Seller’s actual incremental fuel costs applicable to such sales. As soon as practicable after the end of the month, Buyer shall provide Seller load data, metered sales, and such other data pertaining to retail customers in sufficient detail for Seller to determine after the fact, the amount due Seller for Buyer’s Power Supply Requirements and delivered to the applicable retail customer classes during a billing period. Buyer and Seller will endeavor to abide by all applicable Code of Conduct provisions in exchanging this data, and such data will be considered Confidential Information under Section VII.C of this Agreement.

Amounts paid by Buyer and billed by Seller for Capacity and Energy purchased during each year of this Agreement in order to meet Buyer’s obligations to supply power to retail electric service customers under Ohio Retail Tariffs shall not exceed the following amounts (in $/Mwh), as calculated in Exhibit B:

2006	2007	2008
$50.50	$52.50	$53.62
B.	Capacity and Energy Charges for Customers Served under Buyer’s Special Contracts

Buyer shall pay Seller an amount up to, but not exceeding, the amount that Buyer bills its customers taking Capacity and Energy from Buyer as the generation charge, Rate Stabilization Charge, and Fuel Recovery Mechanism under the Buyer’s Special Contracts as approved by the Public Utilities Commission of Ohio (the “PUCO”), plus Seller’s actual incremental fuel costs applicable to such sales per MWH for all energy used by retail customers taking Capacity and Energy from Buyer under the Buyer’s Special Contracts. As soon as practicable after the end of the month, Buyer shall provide Seller load data, metered sales, and such other data pertaining to retail customers in sufficient detail for Seller to determine after the fact, the amount due Seller for Buyer’s Power Supply Requirements and delivered to the retail customers served under Special Contracts during a billing period. Buyer and Seller will endeavor to abide by all applicable Code of Conduct provisions in exchanging this data, and such data will be considered Confidential Information under Section VII.C of this Agreement.

Amounts paid by Buyer and billed by Seller for Capacity and Energy purchased during each year of this Agreement in order to meet Buyer’s obligations to supply power to retail electric service customers under Ohio Special Contracts shall not exceed the following amounts (in $/Mwh), as calculated in Exhibit B:

2006	2007	2008
$37.50	$37.50	$37.50
C.	Capacity and Energy Charges for Buyer’s Wholesale Contracts

During the term of this Agreement, Seller will supply sufficient Capacity and Energy to fulfill Power supply obligations under Buyer’s wholesale contracts in effect on January 1, 2006 (hereinafter “Wholesale Contracts”). Buyer is responsible for scheduling and delivery of Power under such Wholesale Contracts, as well as payment of any charges imposed by the Transmission Provider for delivery of Power under the Wholesale Contracts. Buyer shall pay Seller an amount up to, but not exceeding, the amount of $35 per MWH for all energy used by wholesale customers taking Capacity and Energy from Buyer under the Buyer’s Wholesale Contracts. As soon as practicable after the end of the month, Buyer shall provide Seller load data, metered sales, and such other data pertaining to wholesale customers in sufficient detail for Seller to determine after the fact, the amount due Seller for Buyer’s Power Supply Requirements and delivered to the wholesale customers served under Wholesale Contracts during a billing period. Buyer and Seller will endeavor to abide by all applicable Code of Conduct provisions in exchanging this data, and such data will be considered Confidential Information under Section VII.C of this Agreement.

D.	Capacity and Energy Charges for Certain Spot Market Purchases by Seller

Buyer will pay a monthly charge equal to the Spot Market cost of Energy purchased by Seller to serve retail Interruptible Loads of the Buyer that are not curtailed in response to a request for interruption by the Buyer during the previous calendar month. The Energy billed at this rate is not subject to the rates in IV.A, IV.B or IV.C above. Buyer will provide the Seller documentation of the requested interruption and customer response thereto in such detail as is reasonably necessary for Seller to compute the monthly charge. The documentation provided by Buyer will be considered Confidential Information under Section VII.C of this Agreement. The total cost of Spot Market Energy payable by Buyer shall be included in the monthly bill in accordance with Exhibit B.

E.	Billing and Payment

Unless otherwise specifically agreed upon by the Parties, the calendar month shall be the standard period for all invoices and payments under this Agreement. As soon as practicable after the end of each month, the Seller will render an invoice to Buyer for the amounts due for Power Supply Requirements for the preceding month. The invoice will be provided in such detail as agreed by the Parties. Payment shall be due and payable within ten days of receipt of the invoice or, if such day is not a Business Day, then on the next Business Day. Buyer will make payments by electronic funds transfer, or by other mutually agreeable method(s) to the account designated by Seller. Any amounts not paid by the due date will be deemed delinquent and will accrue interest at the Interest Rate until the date of payment in full.

F. Records

Each Party shall keep complete and accurate records of its operations under this Agreement and shall maintain such data as may be necessary to determine the reasonableness and accuracy of all relevant data, estimates, payments or invoices submitted by or to it hereunder. All records regarding this Agreement shall be maintained for a period of five years from the date of the invoice or payment, or such longer period as may be required by law.

G. Audit and Adjustment Rights

Buyer shall have the right, at its own expense and during normal business hours, to audit the accounts and records of Seller that reasonably relate to the provision of service under this Agreement. If the audit reveals an inaccuracy in an invoice, the necessary adjustment in such invoice and the payments therefore will be promptly made. No adjustment will be made for any invoice or payment made more than one year from rendition thereof. This provision shall survive the termination of this Agreement for a period of one year from the date of termination for the purpose of such invoice and payment objections. To the extent that audited information includes Confidential Information, the Buyer shall keep all such information confidential under Section VII.C.

H. Section 205 Rights

The rates for service specified herein shall remain in effect for the Term of this Agreement, and shall not be subject to change through application to the FERC pursuant to the provisions of Section 205 of the Federal Power Act absent the written agreement of all Parties hereto.

V.	METERING

Generation metering shall be installed, operated and maintained in accordance with the applicable interconnection agreements between the Generator, Transmission Owner and the Transmission Provider. Metering between balancing areas shall be handled in accordance with the practices established by the Transmission Provider. Retail metering shall be provided in accordance with applicable state law. Nothing in this Agreement requires Seller or Buyer to install new metering facilities.

VI.	NOTICES

All notices, requests, statements or payments shall be made as specified below. Notices required to be in writing shall be delivered by letter, facsimile or other documentary form. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close in which case it shall be deemed received at the close of the next Business day). Notice by overnight mail or courier shall be deemed to have been received two Business Days after it was sent. A Party may change its addresses by providing notice of same in accordance herewith.

NOTICES & CORRESPONDENCE:

To Seller:	FirstEnergy Solutions Corp. Director, Commodity Supply 395 Ghent Road Akron, Ohio 44333	To Buyer:	FirstEnergy Service Company Director, Regulated Commodity 76 South Main Street Akron, Ohio 44308

INVOICES & PAYMENTS:

To Seller:	FirstEnergy Solutions Corp. Director, Commodity Supply 395 Ghent Road Akron, Ohio 44333	To Buyer:	FirstEnergy Service Company Director, Regulated Commodity 76 South Main Street Akron, Ohio 44308

SCHEDULING:

To Seller:	FirstEnergy Solutions Corp. Director, Commodity Supply 395 Ghent Road Akron, Ohio 44333	To Buyer:	FirstEnergy Service Company Director, Regulated Commodity 76 South Main Street Akron, Ohio 44308
VII.	MISCELLANEOUS

A. Performance Excused

If either Party is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations hereunder, then, during the pendency of such Force Majeure, but for no longer period, the Party affected by the event shall be relieved of its obligations insofar as they are affected by Force Majeure. The Party affected by an event of Force Majeure shall provide the other Party with written notice setting forth the full details thereof as soon as practicable after the occurrence of such event and shall take all reasonable measures to mitigate or minimize the effects of such event of Force Majeure. Nothing in this Section requires Seller to deliver, or Buyer to receive, Power at Delivery

Points other than those Delivery Points designated under this Agreement, or relieves Buyer of its obligation to make payment under Section IV of this Agreement.

Force Majeure shall be defined as any cause beyond the reasonable control of, and not the result of negligence or the lack of diligence of, the Party claiming Force Majeure or its contractors or suppliers. It includes, without limitation, earthquake, storm, lightning, flood, backwater caused by flood, fire, explosion, act of the public enemy, epidemic, accident, failure of facilities, equipment or fuel supply, acts of God, war, riot, civil disturbances, strike, labor disturbances, labor or material shortage, national emergency, restraint by court order or other public authority or governmental agency, interruption of synchronous operation, or other similar or dissimilar causes beyond the control of the Party affected, which causes such Party could not have avoided by exercising good electric operating practice. Nothing contained herein shall be construed to require a Party to settle any strike, lockout, work stoppage, or other industrial disturbance or dispute in which it maybe involved or to take an appeal from any judicial, regulatory or administrative action.

B. Transfer of Title and Indemnification

Title and risk of loss related to the Power Supply Requirements shall transfer to the Buyer at the Delivery Points. Seller wan-ants that it will deliver the Power Supply Requirements to Buyer free and clear of all liens, security interests, claims and encumbrances or any interest therein or thereto by any person arising prior to the Delivery Points. Each Party shall indemnify, defend and hold harmless the other Party from and against any claims arising from or out of any event, circumstance, act or incident first occurring or existing during the period when control and title to the Power Supply Requirements is vested in the other Party.

C. Confidentiality

Neither Party shall disclose to third parties Confidential Information obtained from the other Party pursuant to this Agreement except in order to comply with the requirements of FERC, NERC, Electric Reliability Organization, applicable regional reliability council, Regional Entity, Regional Transmission Organization, or Government Authority. Each Party shall use reasonable efforts to prevent or limit the disclosure required to third parties under this Section.

D. Further Assurances

Subject to the terms and conditions of this Agreement, each of the Parties hereto will use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and effectuate the transactions contemplated hereby.

E. Defined Terms

Terms not specifically defined in this Agreement shall have the meaning given in the applicable Transmission Provider OATT.

F. Assignment

No assignment, pledge, or transfer of this Agreement shall be made by any Party without the prior written consent of the other Party, which shall not be unreasonably withheld. No prior written consent shall be required for (i) the assignment, pledge or other transfer to another company or Affiliate in the same holding company system as the assignor, pledgor or transferor, or (ii) the transfer, incident to a merger or consolidation with, or transfer of all (or substantially all) of the assets of the transferor, to another person or business entity; provided, however, that such assignee, pledgee, transferee or acquirer of such assets or the person with which it merges or into which it consolidates assumes in writing all of the obligations of such Party hereunder and provided, further, that either Party may, without the consent of the other Party (and without relieving itself from liability hereunder), transfer, sell, pledge, encumber or assign such Party’s rights to the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements.

G. Governing Law

The interpretation and performance of this Agreement shall be according to and controlled by the laws of the State of Ohio regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

H. Counterparts

This Agreement may be executed in two or more counterparts and each such counterpart shall constitute one and the same instrument.

I. Waiver

No waiver by a Party of any default by the other Party shall be construed as a waiver of any other default. Any waiver shall be effective only for the particular event for which it is issued and shall not be deemed a waiver with respect to any subsequent performance, default or matter.

J. No Third Party Beneficiaries

This Agreement shall not impart any rights enforceable by any third party other than a permitted successor or assignee bound to this Agreement.

K. Construction

The term “including” when used in this Agreement shall be by way of example only and shall not be considered in any way to be a limitation. The headings used herein are for convenience and reference purposes only.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Revised Power Supply Agreement on their behalf as of December 8, 2006.

FirstEnergy Solutions Corp.		The Cleveland Electric Illuminating Company Ohio Edison Company The Toledo Edison Company

By:	/s/ Guy Pipitone	By:	/s/ James M. Murray
President FirstEnergy Solutions Corp.		President, Ohio Operations

Exhibit A

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the terms listed below are defined as follows:

Affiliate means, with respect to any person, any other person (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. For purposes of the foregoing definition, control means the direct or indirect ownership of more than fifty percent (50%) of the outstanding capital stock or other equity interests having ordinary voting power or ability to direct the affairs of the affiliate.

Ancillary Services means all services as defined in the Transmission Provider OATT that Buyer must obtain to deliver Capacity and Energy under this Agreement.

Buyer’s Network Transmission Agreements means the service agreements for Network Integration Transmission Service and the Network Operating Agreement among the Transmission Provider, The Cleveland Electric Illuminating Company, Ohio Edison Company, Pennsylvania Power, and The Toledo Edison Company

Buyer’s Power Supply Requirements means Capacity and Energy, necessary to meet its Provider of Last Resort obligations under Ohio law, as well as other power supply obligations incurred by law, contract or tariff. Buyer’s Power Supply Requirements do not include deviations in the amount of energy scheduled and consumed under this Agreement, including, but not limited to, energy imbalance, transmission losses, and congestion as defined in the Transmission Provider OATT.

Buyer’s Retail Tariffs mean all retail tariffs of The Cleveland Electric Illuminating Company, Ohio Edison Company, and The Toledo Edison Company as approved by the PUCO.

Business Day means any day on which Federal Reserve member banks in New York City are open for business.

Capacity means the resource that produces electric Energy, measured in megawatts.

Code of Conduct means statutes, rules, regulations, or orders issued by a Government Authority that prohibit, restrict, or condition the exchange of information between the regulated and competitive business operations of Affiliates.

Confidential Information means any confidential, proprietary, trade secret, critical energy infrastructure information, customer account information, or commercially sensitive information relating to the present or planned business of a Party that is supplied under this Agreement, and is identified as confidential by the Party supplying the information.

Delivery Point means where Capacity and Energy are supplied from generating facilities owned or controlled by the Seller within the FirstEnergy Balancing Area at the point of interconnection between the generating facility and the transmission facilities of the Transmission Owner. Delivery Point means, where Capacity and Energy are supplied from generating resources outside of the FirstEnergy Balancing Area, the interface between the transmission facilities of the adjacent balancing area and the transmission facilities of the Transmission Owner.

Electric Reliability Organization has the meaning given in Section 215(a)(2) of the Federal Power Act.

Energy means electric energy delivered under this Agreement at three-phase, 60-hertz alternating current measured in megawatt hours.

FERC means The Federal Energy Regulatory Commission or its regulatory successor.

FirstEnergy Balancing Area means the collection of generation, transmission, and loads within the metered boundaries of the FirstEnergy system where FirstEnergy maintains load resource balance.

Force Majeure has the meaning given in Section VII.A.

Good Utility Practice means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition. Good Utility Practice includes compliance with the standards adopted by NERC, its applicable regional councils, an Electric Reliability Organization or Regional Entity as approved by the FERC. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts, generally accepted in the region and consistently adhered to by utilities in the region.

Government Authority means any federal, state, local, municipal or other governmental entity, authority or agency, department, board, court tribunal, regulatory commission, or other body, whether legislative, judicial or executive, together or individually, exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power over Buyer or Seller.

Interest Rate means the lesser of Prime Rate plus two percent and the maximum lawful rate permitted by applicable law.

NERC means The North American Electric Reliability Council or any superceding organization with responsibility for establishing reliability standards for the bulk power system.

Power means Capacity and/or Energy.

Prime Rate means for any date, the per annum rate of interest announced from time to time by Citibank, N.A., as its prime rate for commercial loans, effective for such date as established from time to time by such bank.

Regional Entity has the meaning given in Section 215(a)(7) of the Federal Power Act.

Regional Transmission Organization has the meaning given in Section 3(27) of the Federal Power Act.

Special Contracts mean contracts between the Buyer and Ohio retail customers for the sales of Power and other related services at prices that differ from the Buyer’s Retail Tariffs.

Spot Market means the Day Ahead or Real Time Energy Markets administered by the Regional Transmission Organization or any other over-the-counter Energy market in which the transaction date of the Energy purchase is within thirty calendar days of the last day of the delivery period specified for the purchase.

Transmission Owner means the entity that owns facilities used for the transmission of Power from the Seller’s Generating Facilities.

Transmission Provider means the Midwest Independent System Transmission Operator, Inc., or other utility, including Regional Transmission Organizations, transmitting Power on behalf of Buyer to or from the Delivery Point(s) under this Agreement.

Transmission Provider OATT means the Open Access Transmission Tariff, Open Access Transmission and Energy Markets Tariff, or any other tariff of general applicability on file at the FERC under which the Transmission Provider offers transmission service.

Exhibit B

TOTAL BILL CALCULATION

Total monthly bill will not exceed Σ(A + C) + WCR + (IBT * PP)

where:	A = Σ (ga,n + RSCa,n + FRMa,n +IFCa,n) C = Σ (gc,n + RSCc,n + FRMc,n +IFCc,n)

subject to annual rate caps:

For component A annual maximum average rate = MIN(Capa, (ΣAt / MWha))

For calendar year 2006 Capa = $50.50

For calendar year 2007 Capa = $52.50

For calendar year 2008 Capa = $53.62

For component C annual maximum average rate = MIN($37.50, (ΣCt / MWhc)

For component WCR annual maximum average rate = MIN($35.00, (ΣWCRt / MWhw))

where:

subscript n denotes Ohio Edison, Cleveland Electric, Toledo Edison subscript t denotes months in year

ga =	the generation charge, expressed in total dollars, billed to Buyer’s customers which receive generation service under retail tariffs
gc =	the generation charge, expressed in total dollars, billed to Buyer’s customers which receive generation service under special retail contracts
RSCa=	the Rate Stabilization Charge, expressed in total dollars, billed to Buyer’s customers which receive generation service under retail tariffs
RSCc=	the Rate Stabilization Charge, expressed in total dollars, billed to Buyer’s customers which receive generation service under special retail contracts
FRMa=	the Fuel Recovery Mechanism charge, expressed in total dollars, billed to Buyer’s customers which receive generation service under retail tariffs
FRMc=	the Fuel Recovery Mechanism charge, expressed in total dollars, billed to Buyer’s customers which receive generation service under special retail contracts
IFCa =	the Incremental Fuel Cost, expressed in total dollars, associated with the provision of generation service by Buyer to retail customers which receive generation service under retail tariffs from Buyer

IFCc=	the Incremental Fuel Cost, expressed in total dollars, associated with the provision of generation service by Buyer to retail customers which receive generation service under special retail contracts
WCR=	Wholesale Contract Revenues for Power Supply
IBT =	the MWhs provided by Buyer to their interruptible customers who do not reduce load in response to a request for an interruption, for the period of the interruption
PP =

Average price of Spot Market purchases made by Seller which are delivered to the FirstEnergy Balancing Area and which are made to supply Buyer’s interruptible customers who do not reduce load in response to a request for an interruption, for the period of the interruption

MWha=	The annual volume of MWh, at the power supply level, provided by Seller for resale by Buyer to retail customers which receive generation service under retail tariffs
MWhc=	The annual volume of MWh, at the power supply level, provided by Seller for resale by Buyer to retail customers which receive generation service under special retail contracts
MWhw=	The annual volume of MWh, at the power supply level, provided by Seller for resale by Buyer to wholesale customers